Exhibit 10.124

DISTRIBUTION AND USAGE MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (the “MOU”) is entered into by and between Safe Blood for Africa Foundation, a Delaware corporation (“SBFA”) and Calypte Biomedical Corporation, a Delaware corporation (“CBC”), and is made effective on December 10, 2002.

WHEREAS SBFA operates and/or assists governmental and non-governmental organizations involved in the collection, testing, and processing of human blood and blood component donations in sub-Saharan Africa, and

WHEREAS SFBA believes that pre-screening prospective blood donors with Calypte’s urine-based HIV antibody products may provide financial or logistic benefits to these organizations,

The parties hereby agree, through the execution of this MOU to establish a formal distribution and usage agreement (“Agreement”) with essentially the same terms and conditions as described herein not more than three months following the date upon which this MOU is executed.

Definitions

“Product” and “Products” shall mean one or more of the CBC in vitro diagnostic test kits listed in Appendix A

“Territory” shall mean, subject to further definition and conditions in this Agreement, all public or private entities whose sole or primary activity is related to the collection and processing of human blood donations in sub-Saharan Africa.

1. Proposed Appointment

CBC proposes to appoint SBFA as its exclusive distributor of the Products in the Territory, with the exception of the HIV-1 Serum Western Blot, for which SBFA would be appointed as a non-exclusive distributor in the Territory.

2. Term

This MOU shall be in effect for a period of three months from its date of execution. The proposed Agreement shall continue for a term of ten (10) years unless earlier terminated according to the provisions of the Agreement, and as described herein.

3. Obligations of SBFA

SBFA shall at all times describe CBC and its Products in an accurate manner.

SBFA shall provide to CBC complete details on any institution that uses CBC products including the names, addresses, telephone, fax, or email information of key personnel.

SBFA shall also provide to CBC such additional information as it may have and which may be relevant to the sale of Product, including but not limited to projected test volumes, the use of / price of competing products used, and reliability of funding.

SBFA shall at all times respect its limitations on Territory.

SBFA shall at all times conduct its business in compliance with local and international laws and regulations.

SBFA shall conduct all training of laboratory personnel at its client institutions, and shall provide routine technical support to same.

SBFA shall provide to CBC routine reports regarding Product performance complaints, as well as immediate notification of any Product performance issue that either requires CBC technical involvement or potential recall. In the event that SBFA redistributes CBC Products, SBFA shall maintain lot number records to facilitate a recall should one ever be required, and shall provide all reasonable assistance in such effort.

SBFA shall directly, or through its client institutions, assist CBC in acquiring such local regulatory approvals as may be required for the use of the Products at no cost to CBC.

SBFA shall make best efforts to assist CBC, as CBC may request from time to time, in acquiring certain types of urine and/or serum samples. The provision and delivery of such urine and/or serum samples shall be at CBC’s cost. Specifically, SBFA shall endeavor to acquire and provide to CBC at least fifty (50) matched serum and urine samples from individuals known to be infected with HIV-2, but not HIV-1.

4. Obligations of CBC

CBC shall make commercially reasonable efforts to accept orders from, and ship Product to SBFA or its client institutions whose orders comply with CBC’s then-current prices, terms, and conditions which may change from time to time at CBC’s sole discretion. Current policies regarding pricing, payment, shipping, returns, and other allowances are described in Appendix B.

CBC shall make best efforts to ship Product to SBFA or its client institutions whose orders have been accepted by CBC in writing, subject to CBC’s sole discretion in the allocation of its inventory.

CBC shall make reasonable commercial efforts to acquire local regulatory approvals as may be required for use of the Products, but shall not be obliged to do so if in CBC’s sole opinion the costs and efforts required to make the Products legally marketable in a customer’s country are prohibitive. CBC shall reimburse SBFA for government fees directly associated with such approvals and provide such Product as may be required for local clinical trials.

CBC shall train SBFA technical representatives up to once per year at CBC’s facilities at CBC’s own expense, excepting travel and lodging expenses for the SBFA representatives.

CBC shall be responsible for manufacturing and shipping the Product(s) and for the billing and collection of monies related thereto.

For market introduction purposes CBC shall provide to SBFA on a schedule to be determined on or before January 31, 2003 and at no charge to SBFA other than shipping, 125,000 tests of the Calypte HIV-1 Urine EIA (261 kits of Cat. No. 700000). CBC and SBFA understand and agree that notwithstanding the foregoing, CBC shall provide to SBFA no less than 25,000 test kits in the first quarter of 2003

5. Additional Territories and Products

CBC shall negotiate distribution and usage rights for additional territories and for new products upon SBFA’s request, with the provision however that pre-existing agreements with third parties may make CBC contractually unable to grant to SBFA such requested rights. In the absence of said pre-existing agreements, it is the intent of the parties to expand the territories and products governed by the proposed Agreement under the same terms as described herein, wherever commercially desirable.

6. CBC commercial policies

CBC agrees to fully inform SBFA of its commercial policies concerning pricing, returns, allowances and other relevant activities upon request.

7. Product Ownership

CBC warrants that it is the sole owner of the Products, and is free to enter into this MOU and the proposed Agreement, subject to limitations imposed by pre-existing distribution agreements within the Territory.

8. Termination

CBC, at its sole option, may immediately terminate this MOU or the proposed Agreement with respect to the Territory, upon giving written notice to SBFA to this effect, whenever any of the following events occurs:

(i) if SBFA at any time discontinues or abolishes its business, files a petition of bankruptcy or insolvency or admits in writing its inability to pay its debts as they become due and payable, or if SBFA is adjudicated bankrupt or insolvent, or if there is filed any petition seeking reorganization of SBFA, or if a receiver is appointed for all or substantially all of SBFA’s property, or if SBFA makes an assignment for the benefit of creditors or if any proceedings are instituted for the liquidation, or winding up of SBFA;

(ii) if SBFA uses CBC’s trademarks or trade names or styles in any way which in CBC’s sole judgment might deceive or mislead the consumer or which might in any way damage or impair the reputation or value of such trademarks, trade names, or styles;

(iii) if SBFA fails to comply with any of the terms or conditions herein contained and, after notice by CBC requiring SBFA to make good such default, SBFA fails to cure such default within thirty (30) days after receipt of such notice;

(iv) if SBFA’s authority to carry on business is cancelled by competent authorities;

(v) if control of SBFA should be transferred to another party, whether such party is a competitor of CBC or otherwise; or

(vi) all Products are deleted from Appendix A.

SBFA, at its sole option, may immediately terminate this MOU or the proposed Agreement with respect to the Territory, upon giving written notice to CBC to this effect, whenever any of the following events occurs:

(i) if CBC at any time discontinues or abolishes its business, files a petition of bankruptcy or insolvency or admits in writing its inability to pay its debts as they become due and payable, or if CBC is adjudicated bankrupt or insolvent, or if there is filed any petition seeking reorganization of CBC, or if a receiver is appointed for all or substantially all of CBC’s property, or if CBC makes an assignment for the benefit of creditors or if any proceedings are instituted for the liquidation, acquisition, or winding up of CBC; or

(ii) if CBC fails to comply with any of the terms or conditions herein contained and, after notice by SBFA requiring CBC to make good such default, Calypte fails to cure such default within thirty (30) days after receipt of such notice.

(iii) if CBC’s authority to carry on business is cancelled by competent authorities;

9. Indemnification

Each party agrees to defend the other party, and to hold the other party, its owners, directors, employees, consultants, and representatives harmless from claims, judgments, settlements, awards, or fines levied against that party which are related to the Products, excluding those that may result from a breach of the proposed Agreement or negligence or willful misconduct by the other party. This provision shall survive the term of this MOU and the proposed Agreement by five years.

10. Relationship

Nothing contained herein shall be construed as evidence that SBFA and CBC are partners or joint venturers. Nothing in this MOU or the proposed Agreement is intended or shall be construed to make SBFA an agent or employee of CBC. The parties acknowledge and agree that SBFA does not have, nor shall SBFA hold itself out as having, any right, power, authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon CBC, or pledge CBC’s credit, or to extend credit in CBC’s name unless CBC shall consent thereto in advance in writing.

11. Delegation

Neither party shall have the right to delegate any of its obligations or duties under the proposed Agreement to a third party without the prior written consent of the other party.

12. Governing Law

This MOU and the proposed Agreement shall be deemed to have been entered into in San Francisco, California and all questions concerning the validity, interpretation, or performance of its terms or provisions or of any rights or obligations of the parties hereto shall be governed by and resolved in accordance with the laws of the State of California.

13. Entire Agreement

This MOU constitutes a non-binding intent of the parties to enter a formal Agreement between CBC and SBFA.

14. Non-disclosure

SBFA acknowledges that CBC has the sole and exclusive rights to the registered trademarks and proprietary information and technology associated with the Products. All information received by SBFA concerning the design, manufacture, ingredients, developments, sales, costs, and distribution pf CBC’s Products constitutes a trade secret and shall not be used or otherwise disclosed by SBFA to any third persons without the prior written consent of CBC. This provision shall survive the term of this MOU and the proposed Agreement by a period of five years.

IN WITNESS WHEREOF, the parties have executed this Memorandum

CALYPTE BIOMEDICAL CORPORATION	SAFE BLOOD FOR AFRICA FOUNDATION

/s/ Nancy E. Katz	/s/ Jeffrey M. Busch
Nancy E. Katz President and CEO	Jeffrey M. Busch Chairman
Date: 12/10/02	Date: 12/10/02

Appendix A – PRODUCTS

Cat. No. 700000	480 tests, HIV-1 Urine EIA (USFDA-approved)
Cat. No. 700000FC	as above, modified conjugate, not USFDA-approved
Cat. No. 98078	27 tests, HIV-1 Urine Western Blot (USFDA-approved)
Cat. No. 98002	27 tests, HIV-1 Serum Western Blot (USFDA-approved)

Appendix B – CURRENT COMMERCIAL POLICIES

CBC quotes prices FOB its warehouses, net of all transportation, insurance, duties, taxies or other levies. CBC manufactures Western Blot kits in Rockville MD and EIA kits in Alameda, CA.

Payment is required in advance by wire transfer, LC or similar method, in $US

Products require 60 – 90 days to manufacture. Unforecasted orders will be accepted and filled at CBC’s discretion

Calypte reserves the right to change its prices at its sole discretion, upon not less than sixty- (60) days advance written notice. Calypte shall endeavor to provide as much advance notice as possible, and to limit price increases to one per Product per calendar year, but shall not be bound by this.

Appendix C – PRODUCT PRICING, as of December 10, 2002

Cat. No. 700000	$600.00
Cat. No. 700000FC	$600.00
Cat. No. 98078	$540.00
Cat. No. 98002	$594.00